EXHIBIT 5.1

SMITH, GAMBRELL & RUSSELL, LLP ATTORNEYS AT LAW
WASHINGTON, D.C. OFFICE — SUITE 800 1850 M STREET, N.W. WASHINGTON, D.C. 20036 TELEPHONE (202) 263-4300 FACSIMILE (202) 263-4329	SUITE 3100, PROMENADE II 1230 PEACHTREE STREET, N.E. Atlanta, Georgia 30309-3592 TELEPHONE (404) 815-3500 FACSIMILE (404) 815-3509 WEBSITE www.sgrlaw.com — ESTABLISHED 1893	FLORIDA OFFICE — SUITE 2600, BANK OF AMERICA TOWER 50 NORTH LAURA STREET JACKSONVILLE, FL 32202 TELEPHONE (904) 598-6100 FACSIMILE (904) 598-6300

October 30, 2003

Board of Directors

Bainbridge Bancshares, Inc.

501 South West Street

Bainbridge, Georgia 39817

RE:	Bainbridge Bancshares, Inc.

Registration Statement on Form SB-2

731,500 Shares of Common Stock

131,500 Common Stock Purchase Warrants

Ladies and Gentlemen:

We have acted as counsel to Bainbridge Bancshares, Inc. (the “Company”), a Georgia corporation, in connection with the registration under the Securities Act of 1933, as amended, pursuant to the Company’s Registration Statement on Form SB-2 (the “Registration Statement”), of 731,500 shares (the “Shares”) of common stock, no par value (the “Common Stock”), of the Company, warrants (the “Warrants”) to purchase up to 131,500 shares of Common Stock and 131,500 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”).

In this capacity, we have examined (1) the Registration Statement, which is to be filed with the Securities Exchange Commission (the “Commission”) on the date hereof, (2) originals or copies, certified or otherwise identified to our satisfaction, of corporate records, agreements, documents and other instruments of the Company relating to the authorization and issuance of the Shares and the Warrants and (3) such other matters as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In conducting our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. The opinions set forth herein are limited to the laws of the State of Georgia and applicable federal laws.

Board of Directors

Bainbridge Bancshares, Inc.

October 30, 2003

Based upon the foregoing, and in reliance thereon, and subject to the limitations and qualifications set forth herein, we are of the opinion that:

1. The Shares are duly authorized, and when issued and delivered in accordance with the terms described in the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

2. The Warrants are duly authorized, and when issued and delivered in accordance with the terms described in the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

3. The Warrant Shares will, upon their issuance in accordance with the terms of the Warrants (and assuming the continued reservation of such shares for issuance pursuant to the Warrants until the sat of such issuance), the Warrant Shares will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the aforementioned Registration Statement on Form SB-2 and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

SMITH, GAMBRELL & RUSSELL, LLP

/s/    Robert C. Schwartz